77d. Policies with respect to security investments

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PIMS Real Return Fund, Real Return II Fund and Real Return Asset Fund:
Guideline Changes

Effective July 30, 2004, the duration range of the Real Return Fund and Real Return Fund II was increased from 2 years (plus or minus) to 3 years (plus or minus) of the Lehman Global Real: U.S. TIPS Index. In addition, the duration range of the Real Return Asset Fund was increased from 3 years (plus or minus) to 4 years (plus or minus) of the Lehman U.S. Treasury Inflation Notes 10+ Years Index.

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PIMS High Yield Fund: Guideline Changes

Under the new guidelines, the Fund may invest at least 80% of its assets in a diversified portfolio of high yield securities rated below investment grade but rated at least Caa (subject to a maximum of 5% of total assets in securities rated Caa) by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality.

The Fund Portfolio may invest up to 25% of its assets (effective June 1, 2004, all of its assets) in derivative instruments, such as options, futures contracts or swap agreements.

The Portfolio may invest up to 15% of its total assets in euro-denominated securities (effective June 1, 2004, this guideline changed to 20% of total assets in securities denominated in foreign currencies) and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio normally will hedge at least 75% of its exposure to the euro (effective June 1, 2004, to foreign currency) to reduce the risk of loss due to fluctuations in currency exchange rates.

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PIMS Convertible Fund: Guideline Changes

Effective April 1, 2004 the Convertible Fund's (the "Fund") investment quality guideline changed. The change is intended to better enable the Fund to invest in securities with credit qualities consistent with the Fund's benchmark index.

All references to the Fund's credit quality, including references contained in the Summary Information table and the Fund's principal investments and strategies summary, were amended as follows:

Former Guideline:
Caa to Aaa;
Max 40% below Baa and 10% below B

New Guideline:
Max 20% below B

The effect of the change to the Fund's quality guideline is that the Fund will be permitted to invest in securities with lower-quality credit ratings. Investments in such securities will typically entail greater price volatility and principal and income risk, and may be less liquid than higher rated securities. Please refer to the Fund's Statement of Additional Information for more information on the credit risk of securities with lower-quality credit ratings.

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PIMS CommodityRealReturn Strategy, Convertible, Diversified Income, Investment
Grade Corporate Bond, Loan Obligation, Long Duration, Low Duration,
Low Duration III, Moderate Duration, Real Return, RealEstateRealReturn Strategy, StocksPLUS, StocksPLUS Total Return, StocksPLUS TR Short Strategy, Total Return and Total Return III Funds: Guideline Changes

Effective June 1, 2004 non-U.S. dollar denominated investment guideline limits were increased from 20% to 30%.

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PIMS European StocksPLUS TR Strategy, Far East (ex-Japan) StocksPLUS TR
Strategy, International StocksPLUS TR Strategy and Japanese StocksPLUS TR Strategy Funds: Guideline Changes

Effective June 1, 2004 non-U.S. dollar denominated investment guideline limits were increased from 25% to 30%.

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PIMS Short-Term Fund: Guideline Changes

Effective June 1, 2004 non-U.S. dollar denominated investment guideline limits were increased from 5% to 10%.


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